AMENDMENT NO. 4
TO
ASSET ACQUISITION AGREEMENT
AND
PLAN OF REORGANIZATION

THIS AMENDMENT NO. 4 TO ASSET ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into this 1st day of June, 2007, by and between Tandem Energy Corporation, a Colorado corporation (“Seller”), Platinum Energy Resources, Inc., a Delaware corporation (“Platinum”), and PER Acquisition Corp., a Delaware corporation (“Buyer”).

Background

The parties have entered into that certain Asset Acquisition Agreement and Plan of Reorganization dated October 4, 2006, as amended by Amendment No. 1 to the Asset Acquisition Agreement and Plan of Reorganization, dated December 6, 2006, Amendment No. 2 to the Asset Acquisition Agreement and Plan of Reorganization, dated February 9, 2007 and Amendment No. 3 to the Asset Acquisition Agreement and Plan of Reorganization, dated March 29, 2007 (as amended, the “Agreement”), which provides for the acquisition by Buyer of all of the assets of Seller and the assumption by Buyer of substantially all of the liabilities of Seller. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

The parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

Terms and Conditions

In consideration of the mutual benefits to be derived from this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  The reference in Section 7.01(b) of the Agreement to “May 31, 2007” is hereby deleted and “June 30, 2007” is substituted in its place.

2. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.

3. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

Signatures

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Amendment on the date first above written.

Seller:

TANDEM ENERGY CORPORATION

By: /s/ Tim G. Culp
Tim G. Culp,
President

Platinum:

PLATINUM ENERGY RESOURCES, INC.

By: /s/ Mark Nordlicht
Mark Nordlicht,
Chairman

Buyer:

PER ACQUISITION CORPORATION

By: /s/ Mark Nordlicht
Mark Nordlicht
President

CONTROL PERSON AGREEMENT

The following persons hereby acknowledge that (i) they are the Control Persons defined in the Agreement described in the Amendment, and (ii) they are executing and delivering this Control Person Agreement in their individual capacities to consent to the amendments to the Agreement contained in the foregoing Amendment.

/s/ Tim G. Culp
Tim G. Culp

/s/ Jack A. Chambers
Jack A. Chambers

/s/ Michael G. Cunningham
Michael G. Cunningham

/s/ Todd M. Yocham
Todd M. Yocham